Exhibit 10.1

VOLUNTARY RESIGNATION AGREEMENT AND GENERAL RELEASE

This Agreement and General Release (the “Agreement”) is made and entered into on September 4, 2013 by Jeffrey S. Sherman, an individual resident of the State of Tennessee (“Mr. Sherman”), and HSCGP, LLC, a Delaware limited liability company (together with LifePoint Hospitals, Inc., a Delaware corporation, the “Company”).

WITNESSETH:

WHEREAS, Mr. Sherman was employed at-will by the Company as its Executive Vice President and Chief Financial Officer from April 20, 2009, until his voluntary resignation tendered and accepted on August 21, 2013 (the “Resignation Date”);

WHEREAS, Mr. Sherman submitted voluntarily his resignation to the Company to pursue other interests, same to be  effective upon the close of business on September 14, 2013, or such other date as may be mutually agreed upon in writing (the “Effective Date”); and,

WHEREAS, Mr. Sherman and the Company recognize, in light of Mr. Sherman’s resignation, the desirability of clarifying the benefits that Mr. Sherman will receive from the Company and each desire to make various, additional mutual covenants.

THEREFORE, in consideration of the premises and mutual promises herein contained, the receipt and sufficiency of which are acknowledged, it is agreed as follows:

1.             Resignation; Cooperation.

(a)           The parties confirm and acknowledge that Mr. Sherman voluntarily resigned as an employee and officer of the Company and all of its subsidiaries and affiliates on the Resignation Date, and such resignation was accepted by the Company, to be effective on the Effective Date.  Mr. Sherman agrees to execute any additional document or documents necessary, if any, to document or reaffirm his resignation from the Company and/or any of its subsidiaries or affiliates within two business days of any written request by the Company to do so.  Mr. Sherman acknowledges and agrees that he holds no claim, right or interest in reinstatement or future employment with the Company and/or any of its subsidiaries or affiliates, although he may re-apply for employment with any such entities.

(b)           After the Effective Date, as a material inducement to the Company to make the payments described herein, Mr. Sherman agrees to be available, either in person or telephonically at the Company’s option, to assist and reasonably cooperate with the Company so as to ensure a smooth and seamless transition of the responsibilities held, and information learned, by Mr. Sherman while employed by the Company to one or more persons designated by the Company.  Mr. Sherman also agrees to answer any question(s) asked of him by any officer of the Company that relates to any function of the Company for which Mr. Sherman was responsible while employed by the Company. Further, Mr. Sherman recognizes that the Company is or may be involved in litigation and other business matters unrelated to litigation from time to time, and agrees to provide his full cooperation with any of the Released Parties in the defense or prosecution of one or more existing or future court actions, governmental investigations, arbitrations, mediations or other legal or equitable matters or proceedings, and all business matters, which involve any of them or any of their employees, officers or directors.  Mr. Sherman acknowledges and understands that his obligations of cooperation under this Section 1(b) are not limited in time and may include, but shall not be limited to, the need for or availability for testimony in deposition, affidavit, trial, mediation or arbitration, as well as preparation for that testimony, and consultation for other business matters unrelated to litigation.  Mr. Sherman agrees that he will be available at the Company’s reasonable request for any meetings or conferences deemed necessary in connection with any matters within this Section 1(b), and in preparation for the defense or prosecution of any such other matters or proceedings, and the Company agrees to endeavor to schedule Mr. Sherman’s availability at mutually agreeable times, dates and locations.  Other than the consideration identified in Section 2, Mr. Sherman shall receive no additional compensation for time spent assisting the Company pursuant to this Section 1(b), provided, however, that the Company shall reimburse Mr. Sherman for his reasonable travel, meal and lodging expenses pursuant to its existing policies and procedures for same.

2.             Consideration; Release of Claims.

(a)           In consideration of and in exchange for Mr. Sherman’s promises and covenants made in this Agreement, i) a pro rata portion of the shares of Restricted Stock granted to Mr. Sherman on February 23, 2011 and February 21, 2012 pursuant to the Amended and Restated 1998 Long-Term Incentive Plan (the “Prior LTIP”) of the Company shall, subject to Mr. Sherman’s full compliance with this Agreement prior to such time, vest and become the property of Mr. Sherman (“the “Consideration”). Mr. Sherman agrees that, but for this Agreement, such Restricted Shares would not otherwise vest and that he would have otherwise forfeited such Restricted Shares on the Resignation Date.  For purposes of this Agreement the pro rata vesting shall be computed as of September 30, 2013, in the manner set forth in Section 1 of the Performance Award Agreements governing the Restricted Shares at issue.  ii)  In addition, as further consideration of and in exchange for Mr. Sherman’s promises and covenants made in this Agreement, and provided that Mr. Sherman remains in full compliance with this Agreement prior to such time, the Company agrees to pay Mr. Sherman, on the same date that any cash bonuses are paid to the Company’s Named Executive Officers for the performance of the Company for fiscal year 2013, an amount equal to the pro rata cash bonus that Mr. Sherman would have received, if any, if he had continued to serve as the Company’s Executive Vice President and Chief Financial Officer through such payment date. For purposes of this Agreement the pro rata bonus to be paid to Mr. Sherman, if any, shall be computed as of September 30, 2013.

(b)           Except to the extent provided otherwise herein, Mr. Sherman shall not, from the Effective Date forward, participate in the Company’s 401(k); retirement and/or thrift plan; cafeteria plan; or, any other benefit or stock grant, award or option plan sponsored by the Company.  Mr. Sherman shall, however, be entitled to any funds accrued in such plans prior to the Effective Date (less any outstanding principal loan balance, where applicable), to the extent and in accordance with the terms and conditions of the plans.  Mr. Sherman’s health and welfare plan participation will cease as of the Effective Date, except that Mr. Sherman may elect to exercise his rights under COBRA to continue applicable medical and dental coverage in accordance with the applicable plan and Mr. Sherman shall be solely responsible for the premiums therefore.  Except as herein expressly stated, Mr. Sherman shall not be entitled to any other benefits or compensation from the Company at any time after the Effective Date, including but not limited to any accrued but unused vacation or PTO time.

(c)           The parties acknowledge and agree that all of Mr. Sherman’s Options and Restricted Shares (as such terms are defined by the Prior LTIP) that are vested as of the Effective Date remain vested and are exercisable, in the case of Options, no later than three months after the Effective Date, and that all of Mr. Sherman’s Options, Restricted Shares and Restricted Stock Units (except with respect to Restricted Shares, as otherwise set forth in Section 2(b) of this Agreement) that were not vested on the Effective Date are forfeited effective as of the Effective Date. The parties acknowledge and agree that all rights and options to purchase the Company’s stock under the Management Stock Purchase Plan cease and all unvested shares are forfeited as of the Effective Date and that Mr. Sherman shall receive, within thirty days of the date he executes and does not revoke this Agreement, the lesser of the market value of the stock or the amount of salary used to purchase stock.

(d)           On behalf of and for himself, his estate and any other person he may bind or obligate, Mr. Sherman does hereby expressly acknowledge and agree that he forever settles, releases, compromises, reaches accord and satisfaction, waives, remises, discharges, and acquits the Company and its predecessors, successors, purchasers, subsidiaries, assigns, affiliates, and their respective stockholders, members, partners, officers, agents, directors, employees and contractors (whether, in each case, in their individual or representative capacities), and their respective assigns, successors, purchasers, predecessors or estates (whether by operation of law or otherwise) (collectively, the “Released Parties”) from each and every claim, right, remedy, cause of action or any kind or nature (whether legal, equitable or of some other type or description), which exists through the Effective Date of this Agreement (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated and whether due or to become due), or which Mr. Sherman at any time hereafter may have arising out of or relating to his employment by the Company including, but not limited to the separation of said employment and any right or claim under federal or state law or any political subdivision thereof, including but not limited to Title VII of the Civil Rights Act of 1964 which prohibits discrimination in employment based on race, color, national origin, religion or sex; the Americans with Disabilities Act which prohibits discrimination in employment based upon physical or mental disabilities; the Family and Medical Leave Act; the Age Discrimination in Employment Act; the Older Workers Benefit Protection Act; and any other federal, state or local laws or regulations prohibiting employment discrimination or protecting employee rights, as well as claims for any other tortious or unlawful conduct, including but not limited to slander, defamation and intentional or tortious interference with contract or a prospective business relationship, up to the date of the execution of this Agreement (“the Claims”).   Further, on behalf of and for himself, his estate and any other person he may bind or obligate, Mr. Sherman does hereby expressly acknowledge and agree that, with respect to the Claims, he, his estate, his affiliates, together with any other person that he may bind or obligate is absolutely prohibited from deriving any personal benefit from any Claim, whether directly or indirectly, and whether such benefit is financial, reputational or otherwise.    As used in this Agreement, the term “affiliate” means any “person” that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with another person. Further, as used in this Agreement, the term “person” means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or any other form of entity.  The foregoing release of Claims shall not include Company’s obligations, responsibilities or undertakings pursuant to this Agreement, any D&O insurance policy purchased by the Company, or the Indemnification Agreement executed by the Company in favor of Mr. Sherman, dated September 12, 2012.

(e)           Mr. Sherman fully understands and agrees that this Agreement may be pled by the Released Parties as a complete defense to any of the Claims which may be hereafter asserted by him or on his behalf in any suit, claim, or grievance proceeding against the Released Parties, for or on account of any of the Claims up to and including the present time of execution hereof.

3.             Restrictive Covenants of Mr. Sherman.

(a)           For a period of twenty four (24) months following the Effective Date (“the Identified Period”), Mr. Sherman agrees that he will not, in any capacity (including, but not limited to, as an owner, member, partner, shareholder, consultant, advisor, financier, agent, employee, officer, director, manager or otherwise), whether directly or indirectly, engage in a Competitive Activity (as such term is hereinafter defined).  As used in this Agreement, the term “Competitive Activity” shall mean and refer to: (i) any business enterprise or activity located in Nashville, Tennessee or within a one hundred (100) mile radius of Nashville, Tennessee; (ii) any person or entity (including their successors (including any successor(s) that results from any business combination, sale or merger), assigns and transferees, whether by operation of law or otherwise) that, whether on the Effective Date or at any time within the Identified Period, derives more than fifty percent of its revenues from one or more non-urban acute care hospitals (and associated outpatient healthcare facilities) (together, a “Non-Urban Hospital”) anywhere in the United States; (iii) any person or entity (including their successors (including any successor(s) that results from any business combination, sale or merger), assigns and transferees, whether by operation of law or otherwise) that, whether on the Effective Date or at any time within the Identified Period, offers or provides, within a ten (10) mile radius of an acute care hospital operated or managed by a subsidiary of the Company a service offered by such hospital; (iv) any person or entity that derives more than fifty percent of its revenues from physician recruitment services and that may, as a part of its operation, be engaged in the recruitment of physicians from facilities owned or operated by any of the Released Parties (excluding recruitment activities that are conducted by means of general solicitation, such as by way of newspapers or the Internet, and that are not targeted to recruit physicians from a facility that is owned or operated by any of the Released Parties); or (v) any person or entity (including their successors (including any successor(s) that results from any business combination, sale or merger), assigns and transferees, whether by operation of law or otherwise) who, whether on the Effective Date or at any time within the Identified Period, owns or seeks to own, directly or indirectly, whether beneficially, of record or otherwise, any security issued by the Company.  Nothing in this Section 3(a) shall prohibit Mr. Sherman’s ownership of stock in any publicly held company (other than the Company) listed on a national securities exchange or whose shares of stock are regularly traded in the over the counter market as long as such holding at no time exceeds two percent (2%) of the total outstanding stock of such company, nor shall anything in this Section 3(a) prohibit Mr. Sherman from being employed by AccentCare or any of its affiliates (provided that Mr. Sherman is not based in Nashville, Tennessee or within a one hundred (100) mile radius of Nashville, Tennessee.

Mr. Sherman  has carefully read and considered the provisions of this Section 3(a) and, having done so, agrees and acknowledges that the terms, conditions, agreements and restrictions set forth herein are fair and reasonable and are reasonably required for the protection of the interests of the Company and its subsidiaries or affiliates and their respective officers, directors, shareholders, agents, representatives and other employees, and will not impose any hardship on Mr. Sherman or affect his ability to earn a living.  Mr. Sherman further acknowledges that the Company’s business is nationwide in character and is not limited to any narrower scope or area except as provided herein.

(b)           For a period of twenty four (24) months following the Resignation Date, Mr. Sherman covenants and agrees that he will not directly or indirectly solicit the services of any the Released Parties’ employees or independent contractors who derive more than twenty-five percent of their income from any of the Released Parties, or otherwise induce or attempt to induce any of the Released Parties’ current employees to sever their employment relationship with any of the Released Parties.

Mr. Sherman has carefully read and considered the provisions of this Section 3(b) and, having done so, agrees and acknowledges that the terms, conditions, agreements and restrictions set forth herein are fair and reasonable and are reasonably required for the protection of the interests of the Company and its subsidiaries or affiliates and their respective officers, directors, shareholders, agents, representatives and other employees, and will not impose any hardship on Mr. Sherman or affect his ability to earn a living.  Mr. Sherman further acknowledges that the Company’s business is nationwide in character and is not limited to any narrower scope or area except as provided herein.

(c)           Mr. Sherman covenants and agrees that he will not use or disclose to any person or entity any information about or regarding any Released Party disclosed, developed by and/or delivered to Mr. Sherman during the term of his employment by the Company including for illustrative purposes, without limitation, information about or regarding any of their respective properties, employees, finances, financial drivers, financial targets, financial performance, financial projections, businesses, operations, plans, legal matters, strategies or business plans or goals (whether under consideration or in some stage of implementation), data, profitability information, know how, manner of conducting business, acquisition targets or plans, and any other information about or regarding the respective business, plans or affairs of any Released Party that is reasonably believed by such Released Party to be confidential, competitive, secret or proprietary, whether about past, current or future matters. All such information, whether disclosed, developed by and/or delivered to Mr. Sherman before or after the date hereof, whether oral, written or in any electronic or other form, and regardless of the manner in which it was or is disclosed, developed by and/or delivered, is referred to in this Agreement as “Confidential Information.” The term “Confidential Information” also includes all notes, analyses, summaries, compilations, data, forecasts, studies, interpretations or other documents prepared by, or made available to, Mr. Sherman which contain, reflect or are based upon, in whole or in part, any Confidential Information. Provided, however, that the provisions of this Section 3(c) shall not apply to any information that is (i) received from a third party not under an obligation to the Company to keep such information confidential, (ii) has been or becomes known to the public other than through a breach of this Agreement, or (iii) required to be disclosed by an Order issued by any court or governmental authority having competent jurisdiction.  If Mr. Sherman is required to disclose any of the Confidential Information pursuant to Section 3(c)(iii), he shall notify the Company’s General Counsel in writing via e-mail or overnight mail, within 24 hours of his receipt of such court order or subpoena, and simultaneously provide the Company’s General Counsel with a copy of such court order or subpoena, all of which shall occur prior to such disclosure.  In the event that Mr. Sherman is required by law, regulation, or becomes legally compelled (by deposition, interrogatory, request for documents, subpoena, civil investigation, demand, order or similar process) to disclose any Confidential Information, the Company agrees that Mr. Sherman may do so without liability, but Mr. Sherman agrees to (i) except to the extent prohibited by law, promptly notify the Company prior to any such disclosure so that the Company may seek to obtain a protective order and/or waive Mr. Sherman’s compliance with the provisions of this Agreement (and, if the Company seeks such an order, to provide such cooperation as the Company may reasonably request at the Company’s expense) and (ii) if a protective order is not obtained prior to such disclosure becoming required and the Company has not waived Mr. Sherman’s compliance with the provisions of this Agreement, Mr. Sherman shall then disclose only that portion of the Confidential Information that is, based on the advice of his legal counsel, legally required to be disclosed and use his commercially reasonable (at the Company’s expense) efforts to obtain an order or other appropriate assurance that confidential treatment will be afforded to such of the disclosed information which the Company so designates. Mr. Sherman agrees to waive any objection to any request by any of the Released Parties that the document production or testimony be made in camera and under seal.

Mr. Sherman shall also, upon execution of this Agreement, return to the Company all records or property of any nature in his possession or control in any way relating to or owned by the Company or the Confidential Information. Without limiting the generality of the forgoing, the Confidential Information shall remain the property of the Company.  No rights to use, license or otherwise exploit the Confidential Information are granted to Mr. Sherman by implication or otherwise.  Mr. Sherman will not, and has not, by virtue of the disclosure to him (or any other person or entity) of the Confidential Information and/or Mr. Sherman’s use of the Confidential Information prior to the Effective Date, acquire any rights with respect thereto, all of which rights shall remain exclusively with the Company.

Given the nature of the Confidential Information, Mr. Sherman agrees that any Released Party may be irreparably damaged by a breach of the forgoing confidentiality provisions of this Agreement by Mr. Sherman and that money damages may be an inadequate remedy for an actual or threatened breach of such confidentiality provisions because of the difficulty of ascertaining the amount of damage that will be suffered by the aggrieved party in the event that such confidentiality provisions are breached.  Therefore, without prejudice to the rights and remedies otherwise available to any Released Party, each Released Party shall be entitled, without the requirement of a posting of a bond or other security, to seek equitable relief, including an injunction or specific performance, in the event of any breach of such confidentiality provisions.  Such remedy shall not be deemed to be the exclusive remedy for a breach of such confidentiality provisions, but shall be in addition to all other remedies available at law or equity to the other aggrieved party.

(d)           Mr. Sherman covenants and agrees not to discuss with any other person or entity in any manner, or make statements about or relating to, the Company, the Released Parties, or the business or business matters of or relating to the Company and/or its affiliates.  Mr. Sherman covenants and agrees that he will not make any comment, innuendo, gesture, remark or statement that, or omit to make any remark or statement the absence of which, reasonably may be construed as disparaging or critical of or to any of Released Parties. Nothing in this Agreement restricts Mr. Sherman from making any true statements in connection with any legal proceeding or as required by applicable law.

(e)           If Mr. Sherman has any question as to whether any activity or conduct by him will violate any provision of this Section 3, he may request in writing that the Company provide its opinion regarding same.  All such requests should be sent via e-mail or overnight delivery to the Company’s General Counsel.

4.             Remedies for Breach of the Agreement.

(a)           In the event of a breach or default by Mr. Sherman of any of his obligations contained in this Agreement, the Company shall have the right to pursue (i) such legal remedies as may be available to it to recover from Mr. Sherman any damages suffered by any of the Released Parties as a result of such breach or default, and/or (ii) an appropriate action in equity, including an action for injunctive relief, as may be appropriate under the circumstances to protect itself or any of the Released Parties against such breach or default.  Mr. Sherman agrees and acknowledges that the Company has the right to seek such relief and that the Company may do so without the necessity of proof of actual damages or posting a bond.  Additionally, in the event Mr. Sherman breaches the Agreement, he agrees to repay immediately all sums paid to him (including the value of the Restricted Shares vested that would have otherwise been forfeited but for this Agreement), and to forfeit any future payments to be paid to him, pursuant to the Agreement.

(b)           If a Court determines that Mr. Sherman has violated any of the covenants contained in this Agreement, the parties agree and acknowledge that the period applicable to each obligation that has been violated will be extended automatically by a period of time equal in length to the period during which such violation(s) occurred.

(c)           If the Company breaches its obligations to Mr. Sherman under this Agreement, Mr. Sherman may seek any remedies available at law or in equity in connection with such breach.

5.             Compliance Program; Financial Statements and Internal Controls.  (a) Mr. Sherman represents that, during the course of his employment with the Company, he read, and signed as having read, a copy of the Common Ground Compliance Program of LifePoint Hospitals, Inc. and the Code of Ethics for Senior Financial Officers and Chief Executive Officer (together, the “Codes”). Mr. Sherman represents that during the course of his employment he complied with the provisions of the Codes.  Mr. Sherman represents that he is not aware of any possible violations by any director, officer, employee, agent of or consultant to the Company or any of its affiliates of any federal, state or local law, rule, regulation, ordinance, order or other legal authority including without limitation those related to governmental reimbursement programs or the “fraud and abuse” statutes and regulations, other than as disclosed by him in any publicly filed report. Further, Mr. Sherman hereby confirms that he has no accounting or financial disputes or disagreements with (or concerns about) the Company.

(b) Mr. Sherman hereby confirms that, during his tenure with the Company and through the Effective Date, based on his knowledge, the financial statements of the Company filed with the Securities and Exchange Commission during his tenure with the Company, when filed, fairly presented in all material respects the financial condition, results of operations and cash flows of the Company as of, and for, the periods presented in such financial statements. Mr. Sherman hereby confirms that, during his tenure with the Company and through the Effective Date, he has been (and remains) responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the Company and have: (i) designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under my supervision, to ensure that material information relating to the Company, including its consolidated subsidiaries, is made known to me by others within those entities; (ii) designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under my supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles; (iii) evaluated the effectiveness of the Company’s disclosure controls and procedures and consistently concluded that such disclosure controls and procedures were adequate; and (iv) he is not aware of any change in the Company’s internal control over financial reporting that occurred during his tenure that materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting. Mr. Sherman hereby confirms that, during his tenure with the Company and through the Effective Date, he has (and will) disclose, based on his most recent evaluation of internal control over financial reporting, to the Company’s auditors and the audit committee of the Company’s board of directors: (i) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information; and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

6.             Voluntary Agreement.  Mr. Sherman has read all of the terms of this Agreement and understands that this Agreement releases the Released Parties forever from any legal action arising from his employment relationship with any of them and the termination of that relationship.  Mr. Sherman acknowledges that he signs this Agreement of his own free will and in exchange for the consideration to be given, which is acknowledged to be adequate and satisfactory.  Mr. Sherman declares that he is competent to execute this Agreement.

7.             No Charges or Claims.  Mr. Sherman represents that he has not filed any complaints, claims or charges against any of the Released Parties with any local, state or federal agency or court related to his employment by any of Released Parties, that he will not file any such complaints, claims or charges arising out of or relating to events prior to the execution of this Agreement and that if any such agency or court assumes jurisdiction of any such complaint, claim or charge against any of the Released Parties on behalf of Mr. Sherman, he will request such agency or court to withdraw from the matter and that the complaint, claim or charge be dismissed.

8.             Miscellaneous.

(a)           This is the entire agreement between the parties and takes the place of any prior agreement, representation or promise, except as identified in this Agreement.  The Agreement cannot be modified except in writing signed by both Mr. Sherman and the Company’s Chief Executive Officer.  If any provision of this Agreement is found to be unenforceable, all other provisions will remain fully enforceable.

(b)           This Agreement binds and inures to the benefit of Mr. Sherman’s heirs, administrators, representatives, executors, successors and assigns and binds and inures to the benefit of all Released Parties and their respective heirs, administrators, representatives, executors, successors and assigns.

(c)           This Agreement shall be construed as whole according to its fair meaning.  It shall not be construed strictly for or against any Released Party or Mr. Sherman.  Captions are intended solely for the convenience of reference and shall not be used in the interpretation of this Agreement.

(d)           This Agreement is assignable by the Company and is binding upon its successors and assigns but such assignment shall not relieve the Company of its obligations hereunder.  Except in the event of Mr. Sherman’s death, this Agreement is personal to and nonassignable by Mr. Sherman but is binding upon his heirs and estate.

(e)           This Agreement shall be governed by the laws of the State of Tennessee. Any and all claims relating hereto may be brought only in the federal and/or state courts with jurisdiction over claims arising in Williamson County, Tennessee and the parties expressly agree to personal jurisdiction in those courts.

(f)            Should any provision of this Agreement be declared or be determined by any Court to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be deemed not to be a part of this Agreement.  The term, condition or aspect deemed reasonable and enforceable by the court shall be incorporated into the applicable section of this Agreement, shall replace the term, condition or aspect deemed by the court to be unreasonable and unenforceable, and shall remain enforceable to the fullest extent permitted by law.

(g)           Mr. Sherman further agrees that to the extent that any federal or state taxes of any kind may be due or payable as a result of any payments referred to in this Agreement, he will be responsible for the payment of such taxes and will hold the Released Parties harmless in the event of any claim against any of them for payment of such taxes.  Said agreement to hold the Released Parties harmless shall include Mr. Sherman’s agreement to indemnify the Released Parties for any and all loss, cost, damage, or expense, including, but without limitation, attorneys’ fees associated with defending against such claim for taxes.

(h)           If legal action is commenced to enforce any provision of this Agreement, the prevailing party in such action shall be entitled to recover its attorney’s fees and expenses in addition to any other relief that may be granted.

(i)            This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(j)            Pursuant to the terms of the Older Workers Benefit Protection Act of 1990, Mr. Sherman understands that he has twenty-one (21) days in which to consider the ADEA portion of this Agreement.  Even after signing, Mr. Sherman has seven (7) days to revoke the ADEA Release Agreement.  The ADEA portion of this Release Agreement, including the Company’s obligations pursuant to Section 1(a), shall not become effective or enforceable until the day following the expiration of the seven day revocation period.  If revoked, the ADEA Release Agreement shall become null and void, and none of the consideration herein shall be due or payable.

Mr. Sherman has been encouraged to consult, if he wishes, with an attorney regarding this Agreement and his decision to do so or not is solely his.

THE UNDERSIGNED FURTHER STATES THAT HE HAS CAREFULLY READ THIS AGREEMENT AND UNDERSTANDS THE CONTENTS THEREOF, AND THAT HE EXECUTES THE SAME OF HIS OWN FREE ACT AND DEED.

Signature page:

WHEREFORE, Mr. Sherman and the Company voluntarily enter into this Agreement and General Release by affixing his and its respective signatures hereunto on the dates set forth below.

/s/ Jeffrey S. Sherman

Jeffrey S. Sherman

Date: September 4, 2013

HSCGP, LLC

/s/ John P. Bumpus

By:	John P. Bumpus

Its:	Executive Vice President and Chief Administrative officer

Date: September 4, 2013